Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	David Weinberg Chief Operating Officer John Vandemore Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100
Investor Relations:	Andrew Greenebaum Addo Investor Relations (310) 829-5400
Press:	Jennifer Clay Vice President, Corporate Communications (310) 318-3100

SKECHERS ACHIEVES RECORD SECOND QUARTER 2019 NET SALES

MANHATTAN BEACH, CA. – July 18, 2019 – SKECHERS USA, Inc. (NYSE:SKX), a global footwear leader, today announced financial results for the second quarter ended June 30, 2019.

Second Quarter Highlights

•	Sales of $1.259 billion, an increase of 10.9 percent, or 13.7 percent on a constant currency basis
•	International sales increased 19.8 percent, or 25.2 percent on a constant currency basis
•	Comparable same store sales increased 4.9 percent, including increases of 4.2 percent domestically and 6.7 percent internationally
•	International sales represented 55.7 percent of total sales
•	Diluted earnings per share of $0.49, an increase of 69.0 percent

“As the world continues to become closer and digital becomes a critical means of communicating and embracing trends to tell your brand’s story, it’s no longer what is happening in one market that matters; it’s what’s happening across all markets. We’re continuing to strategically view our business with a global lens as trends are traveling faster,” stated Robert Greenberg, chief executive officer of Skechers. “Specifically, many of our key product styles are introduced at virtually the same time around the world, with nuances in certain markets, giving us the ability to replicate our success around the globe. In the second quarter, we saw this with the broad acceptance of our women’s and men’s sport and streetwear lines, as well as with the resurgence of our GOwalk collection and our fresh new Skech-Air styles. Our focus continues to be on comfort, innovation, style and quality as we design our diverse collection. Our efforts in the Skechers Performance division resulted in three awards in the second quarter—Gear of the Year from Outside Magazine for Skechers GO Run 7 Hyper, and Best of Outdoor Retailer from Shape and Editors’ Choice Outdoor Retailer from Runner’s World for our Skechers GO Run Maxroad 4 Hyper. Our efforts also paid off with total sales increases of 10.9 percent, the result of a 19.8 percent increase in our international business and a 1.5 percent increase in our domestic business. Now in the third quarter, we are delivering our back-to-school and fall offerings, and believe we have fresh styles in our core accounts that will drive growth, while we also deliver some unique and limited-edition styles in select doors that will create additional excitement for the Skechers brand.”

“Skechers’ record second quarter sales are a testament to the demand and strength for our brand and products,” began David Weinberg, chief operating officer of Skechers. “We experienced growth in every region, with the biggest dollar increases coming from India, the Middle East and China, as well as in Mexico with the conversion of the business to a joint venture. In our direct-to-consumer channels, we saw monthly sales increases in the quarter, an upward trend that’s continuing in July. Based on feedback from recent account meetings, we are seeing a similar trend within our domestic wholesale business in June and July and continue to believe we’ll have a stronger back half of the year. To support this growth, we are investing in our global infrastructure—including our ecommerce platforms and distribution centers, and designing and developing new products for 2020. As we look forward to the back-to-school and holiday selling seasons, we believe our momentum will continue worldwide.”

Second Quarter 2019 Financial Results

  ($ in millions, except per share data)

	For the three-months ended
	June 30,		Change

	2019	2018	$	%
Sales	$1,258.6	$1,134.8	$123.8	10.9%
Gross Profit	609.8	561.0	48.8	8.7%
Gross Margin	48.5%	49.4%
SG&A Expenses	505.1	484.9	20.2	4.2%
As a % of Sales	40.1%	42.7%
Earnings from Operations	111.1	81.4	29.7	36.5%
Operating Margin	8.8%	7.2%
Net Earnings	75.2	45.3	29.9	66.0%
Diluted Earnings per Share	$0.49	$0.29	$0.20	69.0%

Sales grew 10.9 percent as a result of a 19.8 percent increase in the Company’s international business and 1.5 percent in its domestic business. On a constant currency basis, the Company’s sales increased 13.7 percent. By segments, the Company’s international wholesale business increased 18.2 percent, its Company-owned global direct-to-consumer business increased 14.4 percent, and the Company’s domestic wholesale business decreased 3.8 percent. Comparable same store sales in Company-owned stores and e-commerce increased 4.9 percent, including 4.2 percent in the United States and 6.7 percent internationally.

Gross margins decreased as a result of promotional efforts to clear seasonal merchandise in select international markets. This was partially offset by higher domestic margins from improved retail pricing and product mix in our direct-to-consumer and domestic wholesale businesses.

SG&A expenses increased 4.2 percent in the quarter. Selling expenses decreased by $0.5 million due to a lower advertising spend in the United States. General and administrative expenses increased by $20.7 million but decreased as a percentage of sales by 160 basis points. The dollar increase reflects additional spending of $18.5 million associated with the opening of 39 additional Company-owned Skechers stores, including 12 that opened in the second quarter, and $4.6 million associated with higher distribution costs in our subsidiaries, a result of increased sales.

Earnings from operations increased $29.7 million, or 36.5 percent, to $111.1 million.

Net earnings were $75.2 million and diluted earnings per share were $0.49. In the second quarter, the Company’s effective income tax rate was 18.4 percent.

Six months 2019 Financial Results

  ($ in millions, except per share data)

	For the six-months ended
	June 30,		Change

	2019	2018	$	%
Sales	$2,535.3	$2,384.9	$150.4	6.3%
Gross Profit	1,200.3	1,144.1	56.2	4.9%
Gross Margin	47.3%	48.0%
SG&A Expenses	934.9	924.8	10.1	1.1%
As a % of Sales	36.9%	38.8%
Earnings from Operations	276.9	230.2	46.7	20.3%
Operating Margin	10.9%	9.7%
Net Earnings	183.9	162.9	21.0	12.9%
Diluted Earnings per Share	$1.19	$1.04	$0.15	14.4%

For the six-month period, sales grew 6.3 percent, or 9.3 percent on a constant currency basis. By segments, the Company’s international wholesale business increased 12.9 percent, its Company-owned direct-to-consumer business increased 11.0 percent and its domestic wholesale business decreased 7.7 percent. The Company’s international business grew 14.2 percent while its domestic business decreased by 2.5 percent.

Gross margins decreased as a result of promotional efforts to clear seasonal inventory in select international markets.

SG&A expenses increased 1.1 percent. This increase was due to an additional $24.9 million in general and administrative expenses mainly attributable to opening 39 company-owned stores, partially offset by a decrease in selling expenses of $14.8 million from lower domestic advertising.

Earnings from operations increased $46.7 million, or 20.3 percent, to $276.9 million.

Net earnings were $183.9 million and diluted earnings per share were $1.19.

Balance Sheet

At quarter-end, cash, cash equivalents and investments totaled $973.0 million, a decrease of $92.9 million, or 8.7 percent from December 31, 2018, and an increase of $61.3 million, or 6.7 percent, compared to June 30, 2018.

Total inventory, including inventory in transit, was $855.6 million, a $7.6 million decrease from December 31, 2018, and a $33.2 million increase over June 30, 2018. The majority of the year-over-year inventory increase is attributable to growth in our international wholesale business.

Working capital was $1.587 billion at June 30, 2019, a $128.2 million decrease over December 31, 2018, and a $78.8 million decrease from June 30, 2018, partially attributable to the inclusion of current liabilities totaling $170.9 million arising from the adoption of ASU 842 in the first quarter of 2019.

“In the second quarter, we continued to successfully execute against our strategy by growing both our international and direct to consumer businesses,” said John Vandemore, chief financial officer of Skechers. “Our product continues to resonate worldwide, and we are committed to investing in our global infrastructure and operational capabilities to meet consumer demand for the Skechers brand. This includes the construction of our first distribution center in China, the expansion of our North American distribution capabilities, the upgrade of our European logistics center and the further development of our direct-to-consumer offerings, both in e-commerce and in our retail stores. These strategic investments will benefit both our future sales growth and provide us an opportunity to execute against our long-term operating margin targets.”

Share Repurchase

During the three months ended June 30, 2019, the Company repurchased approximately 511,000 shares of its Class A common stock at a cost of $15.0 million under its existing share repurchase program. At June 30, 2019, approximately $20.0 million remained available under the Company’s share repurchase program.

Outlook

For the third quarter of 2019, the Company believes it will achieve sales in the range of $1.325 billion to $1.350 billion, and diluted earnings per share of $0.65 to $0.70. The guidance is based on expected growth in each of the Company’s three segments. The Company expects its full-year effective tax rate to be between 17 and 20 percent.

Store Count

	Number of Store Locations as of March 31, 2019	Opened		Closed		Number of Store Locations as of June 30, 2019
Store count
Company-owned domestic stores	474	4		(1)		477
Company-owned international stores	284	8		(1)		291
Joint-venture stores	227	87	(1)	(8)		306
Distributor, licensee and franchise stores	2,075	141		(118	)(1)	2,098
Total Skechers stores	3,060	240		(128)		3,172

(1) Includes the conversion of 75 distributor-owned stores in Mexico to joint venture-owned.

Second Quarter 2019 Conference Call

The Company will host a conference call today at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time to discuss its second quarter 2019 financial results. The call can be accessed on the Investor Relations section of the Company’s website at investors.skechers.com. For those unable to participate during the live broadcast, a replay will be available beginning July 18, 2019, at 7:30 p.m. ET, through August 1, 2019, at 11:59 p.m. ET. To access the replay, dial 844-512-2921 (U.S.) or 412-317-6671 (International) and use passcode: 13692115.

About SKECHERS USA, Inc.

Based in Manhattan Beach, California, Skechers designs, develops and markets a diverse range of lifestyle footwear for men, women and children, as well as performance footwear for men and women. Skechers footwear is available in the United States and over 170 countries and territories worldwide via department and specialty stores, more than 3,170 Skechers Company-owned and third-party-owned retail stores, and the Company’s e-commerce websites. The Company manages its international business through a network of global distributors, joint venture partners in Asia, Israel and Mexico, and wholly-owned subsidiaries in Canada, Japan, India, and throughout Europe and Latin America. For more information, please visit about.skechers.com and follow us on Facebook, Instagram, and Twitter.

Reference in this press release to “Sales” refers to Skechers’ net sales reported under generally accepted accounting principles in the United States. This announcement also contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, Skechers’ future domestic and international growth, financial results and operations including expected net sales and earnings, its development of new products, future demand for its products, its planned domestic and international expansion, opening of new stores and additional expenditures, and advertising and marketing initiatives. Forward-looking statements can be identified by the use of forward-looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include international economic, political and market conditions including the challenging consumer retail markets in the United States; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers; decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers, especially in the highly competitive performance footwear market; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in Skechers’ annual report on Form 10-K for the year ended December 31, 2018, and its quarterly report on Form 10-Q for the three months ended March 31, 2019. The risks included here are not exhaustive. Skechers operates in a very competitive and rapidly changing environment. New risks emerge from time to time and the companies cannot predict all such risk factors, nor can the companies assess the impact of all such risk factors on their respective businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

SKECHERS U.S.A., INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	June 30,	December 31,
	2019	2018
ASSETS
Current Assets:
Cash and cash equivalents	$779,281	$872,237
Short-term investments	104,271	100,029
Trade accounts receivable, net	641,431	501,913
Other receivables	44,768	55,683
Total receivables	686,199	557,596
Inventories	855,627	863,260
Prepaid expenses and other current assets	67,165	79,018
Total current assets	2,492,543	2,472,140
Property, plant and equipment, net	683,254	585,457
Operating lease right-of-use assets	996,774	-
Deferred tax assets	52,510	39,431
Long-term investments	89,486	93,745
Other assets	106,669	37,482
Total non-current assets	1,928,693	756,115
TOTAL ASSETS	$4,421,236	$3,228,255
LIABILITIES AND EQUITY
Current Liabilities:
Current installments of long-term borrowings	$3,986	$1,666
Accounts payable	640,170	679,553
Operating lease liabilities	170,899	-
Short-term borrowings	9,998	7,222
Accrued expenses	169,520	161,781
Total current liabilities	994,573	850,222
Long-term borrowings, net of current installments	100,024	88,119
Long-term operating lease liabilities	904,205	-
Deferred tax liabilities	442	451
Other long-term liabilities	98,319	100,188
Total non-current liabilities	1,102,990	188,758
Total liabilities	2,097,563	1,038,980
Stockholders’ equity:
Skechers U.S.A., Inc. equity	2,132,907	2,034,958
Noncontrolling interests	190,766	154,317
Total equity	2,323,673	2,189,275
TOTAL LIABILITIES AND EQUITY	$4,421,236	$3,228,255

SKECHERS U.S.A., INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net sales	$1,258,565	$1,134,797	$2,535,321	$2,384,875
Cost of sales	648,730	573,840	1,334,977	1,240,815
Gross profit	609,835	560,957	1,200,344	1,144,060
Royalty income	6,341	5,350	11,542	10,872
	616,176	566,307	1,211,886	1,154,932
Operating expenses:
Selling	113,507	114,022	183,721	198,468
General and administrative	391,588	370,927	751,220	726,308
	505,095	484,949	934,941	924,776
Earnings from operations	111,081	81,358	276,945	230,156
Other income (expense):
Interest, net	1,162	1,054	3,027	731
Other, net	553	(7,473)	(4,433)	(4,070)
	1,715	(6,419)	(1,406)	(3,339)
Earnings before income tax expense	112,796	74,939	275,539	226,817
Income tax expense	20,798	14,080	52,521	28,700
Net earnings	91,998	60,859	223,018	198,117
Less: Net earnings attributable to noncontrolling interests	16,818	15,575	39,079	35,181
Net earnings attributable to Skechers U.S.A., Inc.	$75,180	$45,284	$183,939	$162,936

Net earnings per share attributable to Skechers U.S.A., Inc.:
Basic	$0.49	$0.29	$1.20	$1.04
Diluted	$0.49	$0.29	$1.19	$1.04

Weighted average shares used in calculating earnings per share attributable to Skechers U.S.A., Inc.:
Basic	153,413	156,518	153,446	156,476
Diluted	153,912	157,091	154,051	157,366

SKECHERS U.S.A., INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP MEASURES

(unaudited)

(In thousands, except per share data)

	Constant Currency Sales
	Three months ended June 30,
	2019			2018		Change
	Reported GAAP Measure	Constant Currency Adjustment (1)	Adjusted for Non GAAP Measure	Reported GAAP Measure	$	%

Net Sales	$1,258,565	$31,831	$1,290,396	$1,134,797	$155,599	13.7%

	Constant Currency Sales
	Six months ended June 30,
	2019			2018		Change
	Reported GAAP Measure	Constant Currency Adjustment (1)	Adjusted for Non GAAP Measure	Reported GAAP Measure	$	%

Net Sales	$2,535,321	$70,786	$2,606,107	$2,384,875	$221,232	9.3%

Certain Non-GAAP Measures

We use the non-GAAP financial measures discussed above to evaluate our results of operations, financial condition, liquidity and indebtedness. We believe that the presentation of these non-GAAP measures provides useful information to investors regarding financial and business trends related to our results of operations, cash flows and indebtedness and that when this non-GAAP financial information is viewed with our GAAP financial information, investors are provided with valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the company’s operating performance and liquidity. In addition, these non-GAAP measures address questions the company routinely receives from analysts and investors and, in order to assure that all investors have access to similar data the company has determined that it is appropriate to make this data available to all investors. None of the non-GAAP measures presented should be considered as an alternative to net income or loss, operating income, cash flows from operating activities, total indebtedness or any other measures of operating performance and financial condition, liquidity or indebtedness derived in accordance with GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Our use of these terms may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

Constant Currency Adjustment (1)

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of period-over-period fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the company’s performance. We calculate constant currency percentages by converting our current period local currency financial results using the prior-period exchange rates and comparing these adjusted amounts to our prior period reported results.